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EXHIBIT 23.1


                                   CONSENT OF
                             INDEPENDENT ACCOUNTANTS


          We consent to the incorporation by reference in the Registration Statements of Raytheon Company and Subsidiaries Consolidated on Form S-8 (File Nos. 333-29445 and 333-45629) and Form S-3 (File No. 333-44321) of our reports dated January 26, 1998 except as to information presented in Note S for which the date is March 26, 1998, on our audits of the consolidated financial statements and financial statement schedule of Raytheon Company and Subsidiaries Consolidated as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which reports are included in this Annual Report on Form 10-K.


/s/  Coopers & Lybrand L.L.P.
     Coopers & Lybrand L.L.P.


Boston, Massachusetts
March 30, 1998